Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 14, 2004

to that certain

INDENTURE

Dated as of August 1, 2000

by and among

ACTUANT CORPORATION,

as Issuer

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

as Guarantors

and

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

Relating to the Issuer’s

13% Senior Subordinated Notes due 2009

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplement”) is hereby executed this 14th day of January, 2004 (the “Supplement Effective Date”) by and among Actuant Corporation, a Wisconsin corporation (the “Company”), the Subsidiary Guarantors named herein (collectively, the “Subsidiary Guarantors”) and J.P. Morgan Trust Company, National Association, a national banking association, as successor trustee to Bank One Trust Company, N.A.(the “Trustee”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Indenture (as hereinafter defined).

WITNESSETH:

WHEREAS, this Supplement supplements and amends that certain Indenture dated as of August 1, 2000 by and among the Company, the Subsidiary Guarantors and the Trustee (as amended or modified to date, the “Indenture”);

WHEREAS, the Indenture governs the issuance, terms, conditions, rights, preferences and privileges of the Company’s 13% Senior Subordinated Notes due 2009 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture permits execution of supplemental indentures for the purpose of amending and modifying provisions of the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture;

WHEREAS, the Holders of more than a majority in principal amount of the outstanding Notes have consented in writing to the amendment and modification of the Indenture as set forth in this Supplement;

WHEREAS, the Board of Directors or Manager, as the case may be, of each of the Company and each Subsidiary Guarantor has authorized the execution and delivery by the Company and such Subsidiary Guarantor of this Supplement;

WHEREAS, the Company and the Subsidiary Guarantors have requested the Trustee to join it in the execution of this Supplement; and

WHEREAS, all other acts and things necessary to constitute a valid and binding supplemental indenture, enforceable in accordance with its terms, have been done and performed, and the execution of this Supplement has in all respects been duly authorized.

NOW, THEREFORE, the Company, the Subsidiary Guarantors and the Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the equal and proportionate benefit of all Holders of the Notes, hereby join in the execution and delivery of this Supplement in order to amend and modify the Indenture as follows:

ARTICLE I

AMENDMENT OF THE INDENTURE

Section 1.1 Amendment and Modification of Certain Provisions.

(a) Clause (9) of Section 4.13(b) of the Indenture is deleted in its entirety and replaced with the following:

“(9) Indebtedness of Foreign Restricted Subsidiaries in an aggregate principal amount which, together with all other Indebtedness of such Foreign Restricted Subsidiaries outstanding on the date of such Incurrence does not exceed $50.0 million; provided, that the Indebtedness outstanding under this clause (9) when added to any Indebtedness outstanding pursuant to clause (10) below does not exceed $55.0 million; and”

(b) Clause (10) of Section 4.13(b) of the Indenture is deleted in its entirety and replaced with the following:

“(10) Indebtedness of the Company in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (9) above or paragraph (a)) does not exceed $15.0 million; provided, that the Indebtedness outstanding under this clause (10) when added to any Indebtedness outstanding pursuant to clause (9) above does not exceed $55.0 million”

ARTICLE II

CONDITIONS PRECEDENT

Section 2.1 This Supplement shall become effective as of the Supplement Effective Date, provided the following conditions precedent have been satisfied:

(a) The Trustee shall have received a true and complete original, except where stated otherwise, of:

(i) this Supplement, duly executed and delivered by the Company and the Subsidiary Guarantors;

(ii) resolutions of the Board of Directors (or other governing body) of the Company and each of the Subsidiaries;

(iii) the Company shall have paid to each Noteholder voting its Notes in favor of the amendments to the Indenture set forth herein an amendment fee equal to 25 basis points of the aggregate principal amount of Notes held by such consenting Noteholder; and

(iv) such other approvals, consents, opinions or documents as the Trustee or its counsel may reasonably request.

(b) On the Supplement Effective Date, the Company and each Subsidiary Guarantor shall be in compliance with all the terms and provisions on its respective part to be observed or performed as set forth in the Indenture, no Event of Default shall have occurred and be continuing on such date, and no event shall have occurred that, with notice or lapse of time, or both, would constitute an Event of Default under the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1 Counterparts.

This Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

Section 3.2 Governing Law.

This Supplement shall be governed by and construed in accordance with the laws of the state of New York, as applied to contracts made and performed within the state of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the Supplement Effective Date.

ACTUANT CORPORATION

By:	/s/ Andrew G. Lampereur

Name: Andrew G. Lampereur Title: Vice President and Chief Financial Officer

VERSA TECHNOLOGIES, INC.

By:	/s/ Andrew G. Lampereur

Name: Andrew G. Lampereur Title: Vice President and Secretary

APPLIED POWER INVESTMENTS II, INC.

By:	/s/ Patrick C. Dorn

Name: Patrick C. Dorn Title: President, Secretary and Treasurer

COLUMBUS MANUFACTURING LLC

By:	ACTUANT CORPORATION

	By:	/s/ Andrew G. Lampereur

Name: Andrew G. Lampereur
Title: Vice President and Secretary

CALTERM TAIWAN, INC.

By:	/s/ Patrick C. Dorn

Name: Patrick C. Dorn Title: President, Secretary and Treasurer

ENGINEERED SOLUTIONS L.P.

By:	/s/ Andrew G. Lampereur

Name: Andrew G. Lampereur Title: Vice President and Secretary

GB TOOLS AND SUPPLIES, INC.

By:	/s/ Andrew G. Lampereur

Name: Andrew G. Lampereur Title: Vice President and Secretary

NEW ENGLAND CONTROLS, INC.

By:	/s/ Andrew G. Lampereur

Name: Andrew G. Lampereur Title: Vice President and Secretary

NIELSEN HARDWARE CORPORATION

By:	/s/ Andrew G. Lampereur

Name: Andrew G. Lampereur Title: Vice President and Secretary

VT HOLDINGS II, INC.

By:	/s/ Patrick C. Dorn

Name: Patrick C. Dorn Title: President, Secretary and Treasurer

TRUSTEE:

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Janice Ott Rotunno

Name: Janice Ott Rotunno Title: Vice President